UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2011

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

Six Concourse Parkway, Suite 1500, Atlanta, GA 30328
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(404) 364-5823

3280 Peachtree Road, Suite 600, Atlanta, GA 30305
(Former address, changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

    On April 4, 2011, HSWI received notification from The Nasdaq Stock Market indicating that the Company no longer complies with the requirements of Nasdaq Marketplace Rule 5450(b)(1)(A) for continued listing on The Nasdaq Global Market because the Company's stockholders' equity has fallen below $10 million as reported on its annual report on Form 10-K for the year ended December 31, 2010.  HSWI’s stockholders’ equity as of December 31, 2010 was $8,775,882.  Nasdaq's notice has no immediate effect on the listing of the Company's common stock on The Nasdaq Global Market.  Pursuant to Nasdaq Marketplace Rule 5810(c)(2)(C), the Company has been provided 45 calendar days, or until May 19, 2011, to submit a plan to Nasdaq to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the notice, or until October 3, 2011, to evidence compliance. If the plan is not accepted, the Company will have the right to appeal and the common stock would remain listed on The Nasdaq Global Market until the completion of the appeal process. To regain compliance, the Company must have stockholders' equity of at least $10 million.

Although there can be no assurances in this regard, the Company expects it will be able to satisfy the requirements of Rule 5450(b)(1)(A) and maintain continued listing on The Nasdaq Global Market.  Alternatively, the Company believes it is eligible to transfer the listing of its common stock to The Nasdaq Capital Market and could do so to maintain continued listing with The Nasdaq Stock Market, provided that it continues to satisfy the requirements for continued listing on The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: April 8, 2011	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Executive Vice President & General Counsel